Exhibit 3.192

ARTICLES OF INCORPORATION

OF

PLAYERS DEVELOPMENT, INC.

I, the person hereinafter named as the incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of the Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

FIRST: The name of the corporation (hereinafter called the corporation) is

PLAYERS DEVELOPMENT, INC.

SECOND: The name of the corporation’s resident agent in the State of Nevada is Steven B. Cohen, Esquire, of the law firm Cohen, Johnson & Day, and the street address of the resident agent where process may be served on the corporation is 301 E. Clark Avenue, Las Vegas, Nevada 89101-6508. The mailing address and the street address of the said resident agent are identical.

THIRD: The number of shares the corporation is authorized to issue is 2,500, all of which are without nominal or par value. All such shares are of one class and are designated as Common Stock. No share of stock of the corporation shall entitle the holder thereof to any preemptive right to subscribe for, purchase, or otherwise acquire any shares of stock of the corporation.

FOURTH: The governing board of the corporation shall be styled as a “Board of Directors” and any member of said Board shall be styled as a “Director.”

The number of members constituting the first Board of Directors of the corporation is three; and the name and the post office box or street address, either residence or business, of each of said members are as follows:

NAME	ADDRESS
Howard Goldberg	1300 Atlantic Avenue, Suite 800 Atlantic City, New Jersey 08401

David Fishman	1300 Atlantic Avenue, Suite 800 Atlantic City, New Jersey 08401

Edward Fishman	1300 Atlantic Avenue, Suite 800 Atlantic City, New Jersey 08401

The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided that the number of directors shall never be less than one. In the interim between election of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

FIFTH: The name and the post office box or street address, either residence or business of the incorporator signing these Articles of Incorporation are as follows:

NAME	ADDRESS
Daniel S. Ojserkis	1300 Atlantic Avenue, Suite 500 Atlantic City, New Jersey 08401

SIXTH: The corporation shall have perpetual existence.

SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided herein shall not be deemed exclusive or any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH: The corporation may engage in any lawful activity.

TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation of PLAYERS DEVELOPMENT, INC.

/s/ Daniel S. Ojserkis
Daniel S. Ojserkis

STATE OF NEW JERSEY	:
	:	ss
COUNTY OF ATLANTIC	:

BE IT REMEMBERED that on this 12th day of June, 1996, before me, the subscriber, personally appeared Daniel S. Ojserkis, the individual named in the within instrument and thereupon he acknowledged that he signed, sealed and delivered the same as his act and deed.

/s/ Kathleen A. Senese
NOTARY PUBLIC

AC-101282.1